Financial Institutions, Inc. Announces Controller Retirement and Internal Appointment

Sonia Dumbleton to retire in March 2024 after 40 years of service to the Company and Sandra Byers promoted to Deputy Controller during the interim

WARSAW, N.Y. – September 20, 2023 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank (“Five Star” or the “Bank”), SDN Insurance Agency, LLC, and Courier Capital, LLC, today announced that Sonia M. Dumbleton, Senior Vice President and Controller, will retire effective March 22, 2024. Over the succeeding six months the responsibilities of the Controller function will be transitioned to Sandra L. Byers, who has been promoted to Deputy Controller effective October 2, 2023.

Ms. Dumbleton has served as Controller of the Company and Bank since 2006. She previously served as Corporate Secretary of the Company and Bank from 2013 to 2018. She held various positions in finance, accounting and internal audit at Five Star and its predecessor banks from 1984 to 2005.

“Sonia’s expertise and guidance have been vital in supporting our significant growth during her four decades of service. I would like to congratulate her on a truly exceptional career and sincerely thank her for her contributions to our Company, Five Star Bank and all of its affiliates,” said W. Jack Plants II, Executive Vice President, Chief Financial Officer and Treasurer. “During her tenure, Sandi has proven herself to be a highly capable accounting executive and I look forward to a smooth transition of responsibilities along with her leadership as our diversified financial services company continues to grow.”

Prior to joining the Company as Assistant Controller in May 2021, Ms. Byers held various consulting positions, including with Robert Half and Kei Advisors, LLC. From 2016 to 2019, she served as Finance and Treasury Manager with global manufacturer Hardinge, Inc. Ms. Byers also spent 12 years in the banking industry, including with First Niagara Financial Group, HSBC Bank USA, Inc. and M&T Bank Corporation, where she began her career in 2000.

Ms. Byers earned her Bachelor’s of Science in Accounting from The State University of New York at Buffalo.

About Financial Institutions, Inc. and Five Star Bank

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.1 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses throughout Western and Central New York and its Mid-Atlantic commercial loan production office serves the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-investors.com.

For additional information contact:

Kate Croft

Director, Investor and External Relations

716-817-5159

klcroft@five-starbank.com